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                                                    Exhibit 99

                                        News Release
                                             30 South Wacker Drive
                                             Suite 3400
[Ameritech logo]                             Chicago, IL 60606
                                             www.ameritech.com



For further information, contact:
Jerrell Ross, Ameritech, 312 750-5265
jerrell.k.ross@ameritech.com

George Stenitzer, Ameritech, 312 609-6166 george.i.stenitzer@ameritech.com

FOR IMMEDIATE RELEASE:  Tuesday, July 20, 1999

     Ameritech Earnings Grow 20.9 Percent in Second Quarter,
           Earnings Per Share up 20.6 Percent to $0.76

   Revenues Advance 12.0 Percent, Led by Strong Gains in Data
                            Services

     CHICAGO - Ameritech (NYSE: AIT) today reported its best-ever quarterly earnings growth, driven by rapid expansion in data services and continued strong contributions from its extensive international partnerships. The results marked Ameritech's 23rd consecutive quarter of double-digit profit growth before one-time items.

     Second-quarter earnings grew 20.9 percent to $840 million, up from $695 million a year ago, before one-time items, and earnings per share advanced 20.6 percent to $0.76, up from $0.63. Revenues climbed 12.0 percent to a record
$4.80 billion, up from $4.29 billion
in the second quarter of 1998.

     "We're moving toward completion of our merger with SBC Communications with outstanding momentum," said Richard C. Notebaert, Ameritech chairman and chief executive officer. "Revenues from data services advanced 71 percent, representing more than half of the quarter's total revenue growth. Our international partnerships continue to deliver strong double-digit earnings growth. And our major strategic initiatives, including our recently completed 20-percent equity partnership in Bell Canada, have substantially expanded our growth platform for the future."

     Ameritech's second-quarter results included the following highlights:
     - 55 percent growth in ISDN channels and 37 percent growth in high-capacity circuits.
     - 17 percent growth in sales of residential call management services, such as Caller ID, Call Waiting and Voice Messaging.
     - 15 percent increase in total voice channel equivalents to 38.5 million, driven by rapid growth in high-capacity connections. Business voice channel equivalents grew 25 percent.
     - 8 percent growth in U.S. cellular customers to 3.7 million. Second-quarter operating cash flow from U.S. wireless businesses increased more than 30 percent.
     - 10 percent growth in security customers to 1.2 million. Ameritech provides security services in all 50 states and Canada, and in 92 of the top 100 U.S. markets.

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     Strong results from Ameritech's international partnerships also contributed to second-quarter growth. Earnings from international investments nearly doubled compared with the second-quarter a year ago and represented more than 10 percent of Ameritech's record earnings growth. Ameritech has interests in communications companies in 16 countries beyond the United States - a portfolio with a current value of approximately $13 billion. Ameritech is the largest non-European investor in European communications providers, with major strategic partnerships in the national communications companies Belgacom of Belgium, Tele Danmark of Denmark and MatAv of Hungary.

     In the second quarter, Ameritech invested $3.4 billion for a 20 percent equity partnership in Bell Canada, Canada's largest telecommunications company. Bell Canada provides a full range of communications services through 12.6 million phone lines and serves more than 1.5 million cellular and PCS customers in markets that cover a total population of nearly 20 million.

     On June 29, 1999, Ameritech, SBC Communications Inc. and the staff of the Federal Communications Commission announced that they had reached agreement on a sweeping set of proposed conditions for approval of Ameritech's planned merger with SBC. Pending final regulatory approvals, on close of the transaction Ameritech shareowners will receive 1.316 shares of SBC common stock for each share of Ameritech common stock.

     Second-quarter 1999 net income included an after-tax charge of $21 million or $0.02 per share for costs associated with Ameritech's investment in Bell Canada, primarily a currency-related fair-value adjustment. Including this charge, second-quarter earnings per share were $0.74, and net income was $819 million. During the second quarter of 1998, Ameritech completed a global offering of substantially all of its 24.95 percent stake in Telecom Corporation of New Zealand Limited. The sale resulted in an after-tax gain to Ameritech of $1.0 billion or $0.91 per share. Including this gain, second-quarter 1998 earnings per share were $1.54, and net income was $1,707 million.

     Also in the second quarter, Ameritech implemented an accounting change, retroactive to the beginning of this year, to recognize directory revenues at the time of publication rather than as billed over the duration of the directory. The cumulative effect of this change is an after-tax gain of $207 million or $0.19 per share included in restated first-quarter results. Beyond this one-time gain, the accounting change did not have a material impact on operating results in the first half of 1999.

     Ameritech (NYSE: AIT) serves millions of customers in 50 states and 40 countries. Ameritech provides a full range of communications services, including local and long-distance telephone and data, cellular, directories, paging, security, cable TV, Internet and more. One of the world's 100 largest companies, Ameritech (www.ameritech.com) has 70,000 employees, 1 million shareowners and $33 billion in assets.


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                      Ameritech Corporation
            Financial Summary - Quarter Ended June 30
         (Dollars in millions, except per share amounts)
                           (Unaudited)

Second Quarter Results
                                                      Percent
Before One-time Items                1999       1998   Change

Operating revenues                 $4,802     $4,289    12.0 %
Operating expenses                  3,426      3,125     9.6 %
Net income                            840        695    20.9 %
Diluted earnings per share           0.76       0.63    20.6 %
As Reported
Operating revenues                 $4,802     $4,289    12.0 %
Operating expenses                  3,426      3,125     9.6 %
Net income                            819      1,707   (52.0)%

Diluted earnings per share           0.74       1.54   (51.9)%

Average common shares
 outstanding (000)              1,099,081  1,101,153    (0.2)%
Average common shares
 outstanding with dilution      1,112,127  1,110,257     0.2 %
 (000)

Second Quarter 1999 One-time Items
Results for the second quarter ended June 30, 1999 were impacted by a pretax charge of $27 million ($21 million after-tax, or $0.02 per share), for costs associated with our Bell Canada investment, primarily a currency-related fair-value adjustment.

Also in the second quarter, we implemented an accounting change, retroactive to the beginning of the year, to recognize directory revenues at the time of publication rather than as billed over the duration of the directory. The cumulative effect of this change is an after-tax gain of $207 million or $0.19 per share and is included in restated first-quarter results. Other than this gain, the change did not have a material impact on operating results in the first or second quarter of 1999.


Second Quarter 1998 One-time Items
Results of the second quarter ended June 30, 1998 included a one-time pretax gain of $1,543 million ($1,012 million after-tax, or $0.91 per share) resulting from the public sale of substantially all of our stake in Telecom Corporation of New Zealand Limited
(TCNZ).

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                      Ameritech Corporation
          Financial Summary - Six Months Ended June 30
         (Dollars in millions, except per share amounts)
                           (Unaudited)

Year-to-date Results
(includes 1999 restatement in first quarter for directory
accounting change)
                                                      Percent
Before One-time Items                1999       1998   Change

Operating revenues                 $9,232     $8,422     9.6 %
Operating expenses                  6,702      6,353     5.5 %
Net income                          1,527      1,286    18.7 %
Diluted earnings per share           1.37       1.16    18.1 %
As Reported
Operating revenues                 $9,232     $8,422     9.6 %
Operating expenses                  6,702      6,353     5.5 %
Net income                          1,740      2,200   (20.9)%

Diluted earnings per share           1.57       1.98   (20.7)%

Average common shares
 outstanding (000)              1,099,073  1,100,405    (0.1)%
Average common shares
 outstanding with dilution      1,111,682  1,109,349     0.2 %
 (000)

Year-to-date 1999 One-time Items
Results for the six months ended June 30, 1999 were impacted by:

- a pretax credit of $44 million ($27 million after-tax, or $0.03 per share) related to a reduction of our 1998 accrual for restructuring determined to be no longer needed;

- a pretax charge of $27 million ($21 million after-tax, or $0.02 per share) for costs associated with our Bell Canada investment, primarily a currency-related fair-value adjustment; and,

- an after-tax gain of $207 million, or $0.19 per share related to the cumulative effect of the directory publishing accounting change previously discussed.


Year-to-date 1998 One-time Items
Results for the six months ended June 30, 1998 were impacted by:

- a pretax gain of $1,543 million ($1,012 million after-tax, or $0.91 per share) from the sale of substantially all of our shares in TCNZ;

- a pretax charge of $104 million ($64 million after-tax, or $0.06 per share) for restructuring related to a cost containment program announced in March 1998; and,

- a pretax charge of $54 million ($34 million after-tax, or $0.03 per share), for a currency-related fair-value adjustment related to our Tele Danmark investment completed in January
     1998.

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                      Ameritech Corporation
                        Financial Summary
         (Dollars in millions, except per share amounts)
                           (Unaudited)

The following information supplements the overall reported results of Ameritech Corporation as of June 30, 1999 and 1998 or for the quarters then ended:

                                   1999        1998

Total assets                    $33,243     $29,045

Long-term debt                   $6,157      $7,013
Dividends per common share       $0.635      $0.600
Book value per common share      $10.44       $9.14
Voice channel equivalents        38,496      33,304
Network access lines (000s)      21,174      20,746 #

# - restated to eliminate access lines sold to Century Telephone
    Enterprises, Inc. in
    November 1998.